Exhibit 99.1
NEWS RELEASE
For Immediate Release
Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Modine Reports Record Fiscal 2007 Third Quarter Sales of $468 Million and Net Earnings from Continuing Operations of $0.51 per Share

RACINE, Wis., January 18, 2007 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported record third quarter sales from continuing operations of $468 million versus the $411 million reported in third quarter ended December 26, 2005. The company also reported preliminary net earnings of $0.51 per fully diluted share from continuing operations for its fiscal 2007 third quarter, compared with $0.38 per fully diluted share from continuing operations, in the third quarter of fiscal 2006.

The following table reconciles the estimated significant differences in earnings from continuing operations from the third quarter of fiscal 2006 to the third quarter of fiscal 2007:

		($’s in millions, after tax)
Third quarter fiscal 2006 earnings from continuing operations		$ 13.1

Operating items (pre-tax)
Higher volume	3.2
Operating efficiencies	8.3
Net impact of higher commodity prices	(8.5)
Customer price decreases	(6.3)
Other	0.1
Non Operating Items (pre-tax)
WiniaMando purchase price settlement	2.9
Repositioning activities	(3.6)

Total Pre-tax Differences	(3.9)
Total After-tax Differences		(3.0)

R&D tax credit		2.7
Decrease in effective tax rate		3.5

Third quarter fiscal 2007 earnings
from continuing operations		$ 16.3

Strong sales volumes continued in most businesses, most notably North American truck. These sales volumes were partially offset by weaker demand in Modine’s North American automotive business and its heating business. Modine’s heating business is experiencing continued soft demand in the U.S. for heating products. The company recorded $3.6 million in repositioning charges in the quarter that were essentially offset by a $2.9 million purchase price settlement related to Modine’s acquisition of WiniaMando’s automotive climate control division in July, 2004. Underlying earnings were positively impacted by strong volume growth and improved operating efficiencies due to better utilization of our manufacturing operations, but were more than offset by continued margin pressure from customer pricing and the cost of raw materials.

In commenting on the quarter, David B. Rayburn, Modine President and Chief Executive Officer said, “We made solid progress on our five-point plan to improve margins and meet our growth and return on average capital employed (ROACE)* goals. As expected, we are beginning to realize the benefits from our repositioning efforts, evidenced by a modest decrease in our underlying selling, general and administrative expenses. As we’ve discussed, our plan is to reduce these expenses by $20 million, or 10 percent, on an annualized basis. This program is designed to reduce overhead costs while we add more resources to support our efforts to develop new technologies and invest in research for our customers. We also made solid progress in realigning our manufacturing footprint. We announced the closure of our Toledo, Ohio facility and announced that we will be investing in new facilities in Mexico, China, India and Hungary to meet growing global demand for our products.”

Rayburn updated Modine’s nine-month progress with its five-point plan to improve margins and improve its ROACE. The elements of the plan and the company’s progress are as follows:

•
Reduce selling, general and administrative (SG&A) expenses by $20 million. In the first nine months of this fiscal year, the company reduced its administrative staff in the U.S. through a combination of an early retirement program and a reduction in force, and reconfigured its internal structure to simplify and flatten the organization, and to improve its focus on new product development, regional operations management and global customers’ needs. Modine has also taken steps to reduce overhead costs in Korea and plans other similar actions in Europe and Brazil.

•
Reposition the manufacturing footprint with a focus on low cost countries. The company announced plans to close three plants in the U.S. and construct new plants in China and India to serve the Asian domestic markets, a new plant in Hungary to serve growing commercial and off-highway customer demand in Europe, and a plant in Mexico, to serve customers in North America.

•
Diversify. Modine announced business wins to further diversify its customer base with its announced new programs with Hyundai Kia and Daedong Industrial Co., Ltd. in Korea, and with SANY Heavy Industry Holding Co. in China.

•
Increase low cost country sourcing. The company’s initiatives are progressing as it increasingly sources products and components from areas that will enable margin improvement. Currently, Modine sources 10 to 15 percent of its components and materials from low cost countries and expects to grow that percentage to approximately 40 percent in the next five years.

•
Increase focus on technology development. Modine announced that it will provide the cooling modules for the first hydrogen powered (fuel cell) buses in Brazil. The company will be cooling the buses’ fuel cell systems and their electric drive train components. Modine also introduced new green technology, an Idle-Off Demonstrator with fuel cells and CO2, to enable heavy truck customers cut emissions and reduce costs. Additionally the company rolled out numerous advanced technology applications to support the stricter 2007 U.S. emissions laws.

Other Third Quarter Items
•	Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $39.4 million, which decreased slightly from the $42.1 million recorded in the third quarter of fiscal 2006.
•
The company completed a private placement of $75.0 million of 5.68 percent senior notes with a group of investors. Borrowing rates were in line with other diversified industrial companies of comparable credit quality.

Third quarter sales from continuing operations reached a record $467.9 million, a 13.8 percent improvement from $411.0 million in the third fiscal 2006 quarter. Excluding the impact of acquisitions and foreign currency exchange rate changes, underlying sales grew by $17.7 million, or 4.3 percent. Sales volumes were positively impacted by strength in the truck and heavy-duty markets, as well as revenues from the May 2006 acquisition of the remaining 50 percent of Modine Brazil that the company did not already own. Net earnings from continuing operations of $16.3 million increased from $13.1 million in the same period last year, primarily driven by improved operating efficiencies across the manufacturing platform, as well as a lower effective income tax rate due to the recent extension of the R&D tax credit and changing mix of taxable income versus permanent tax deductions. These factors were partially offset by higher commodity pricing, customer pricing pressure from vehicular customers, and a $3.6 million repositioning charge.

Operating cash flow for the third quarter of fiscal 2007 was $33.7 million versus $47.6 million in the third quarter of 2006. ROACE for the four quarters ended December 26, 2006 was 7.7 percent compared with 9.2 percent for the same period a year ago and 9.7 percent at the end of fiscal 2006.

Third quarter fiscal 2007 SG&A expenses decreased $1.6 million from fiscal 2006, excluding the impact of $2.0 million of repositioning costs and the $3.5 million impact from the company’s acquisition of Modine Brazil. This decrease is primarily driven by the favorable benefits from our overhead cost reduction plan. As a percentage of sales, SG&A expenses decreased from 14.0 percent to 12.6 percent - excluding the impact of the items mentioned above. The company expects to realize continued benefits from its programs to reduce SG&A costs in its upcoming quarters.

Third Quarter Segment Data and Performance
Third quarter sales for the Original Equipment - Americas segment increased $32.5 million, or 20.1 percent, to $194.0 million from $161.6 million reported one year ago, with operating income of $12.5 million versus $16.2 million in the third quarter of fiscal 2006. The truck and the heavy-duty businesses both reported solid revenue improvements, partially offset by a decline in North American automotive sales. Sales attributable to Modine Brazil had a $23.3 million positive impact on quarterly sales results. Operating income was down in the automotive and truck businesses, due to continued pricing pressure and the effect of higher raw material costs, as well as $1.5 million in pre-tax costs incurred in the company’s repositioning efforts. These decreases were partially offset by improved operating performance.

Third quarter sales for the Original Equipment - Europe segment increased 9.6 percent to $154.4 million from $140.9 million one year ago, due to the positive effect of foreign currency on the business as well as modest growth within these businesses. Operating income was $18.0 million versus $20.0 million last year. The revenue growth within the business coupled with improved operating performance was more than offset by product mix and customer pricing pressure.

Sales for the Original Equipment - Asia segment in the third quarter increased 30.1 percent to $62.3 million from $47.9 million one year ago, with operating income of $2.3 million versus $0.8 million in fiscal 2006, due to the positive impact of foreign currency as well as improved volumes following strikes in the previous quarter. Results were also positively impacted by a $2.9 million purchase price settlement in the quarter related to Modine’s acquisition of WiniaMando’s automotive climate control division in July, 2004.

Sales for the Commercial Heating, Ventilating, Air Conditioning and Refrigeration (Commercial HVAC&R) segment decreased 4.5 percent to $50.4 million from $52.8 million and operating income decreased to $4.3 million from $6.7 million in fiscal 2006. These decreases were driven by warmer weather and higher energy prices that lead to softer demand for higher margin heating products in North America. In addition, the decrease relates to short-term costs incurred as we introduce the Airedale products into the U.S. market.

Sales for the Other segment were $11.7 million, up from $9.4 million one year ago, with operating income of $0.2 million versus an operating loss of ($2.4) million in fiscal 2006. The operating loss in the prior year was related to Modine’s Taiwan operations that ceased production in July 2006. With the closing of that facility, Modine’s remaining Electronics Cooling business is operating at a breakeven level with progress towards profitability expected.

Balance Sheet and Cash Flow
In commenting on the company’s financial position, Bradley C. Richardson, Modine’s Executive Vice President Finance and Chief Financial Officer said, “We ended the third quarter with a solid balance sheet and a conservative debt to capital ratio. During the first nine months of fiscal 2007, we funded $60.4 million of capital expenditures in support of new business, and paid a per-share dividend in the amount of approximately $17.0 million. Our cash balance at the end of December 2006 was $19.1 million, compared to $30.8 million at the end of the 2006 fiscal year. We remain focused on minimizing our on-hand cash balances by investing in the business and providing returns to our shareholders. I’m particularly pleased that demand was high and pricing was very favorable for our $75 million private placement of senior notes. It’s encouraging to know that the debt markets recognize and value Modine as a global diversified industrial manufacturing company.”

Operating cash flow was $67.5 million in the first nine months of fiscal 2007 compared with $97.5 million in the first nine months of fiscal 2006 due to increased working capital needs and declining year-to-date financial performance. Total debt at the end of the fiscal 2007 third quarter was $187.7 million, compared with $157.8 million at the end of fiscal 2006. The total debt to capital (total debt plus shareholders’ equity) ratio increased to 25.5 percent, compared with 23.8 percent at the end of fiscal 2006. The increase in Modine’s debt level in the first nine months of fiscal 2007 is primarily attributable to the company’s acquisition of its remaining 50 percent of Modine Brazil. Additionally, the company repurchased $12.1 million of its outstanding stock in the first nine months of fiscal 2007, comprised of 453,700 shares, at a weighted average price of $26.60.

Working capital of $154.7 million at the end of the fiscal 2007 third quarter was higher than the balance of $117.2 million at last fiscal year end primarily due to assets capitalized in conjunction with the company’s acquisition of Modine Brazil and increased working capital needs.

Fiscal 2007 Outlook

In commenting on Modine’s fiscal 2007 results and outlook for the fourth quarter, Mr. Rayburn said, “I’m very pleased with the progress we’ve made this year on our five-point plan to increase our profitability and returns. Looking back on the past nine months, we’ve made significant progress lowering our SG&A costs, repositioning our manufacturing footprint to lower cost areas, diversifying our customers and markets, and developing new technologies. There is more to do, but it’s encouraging that we’re already seeing progress with our SG&A goal and winning new business, which is, after all, the reason we have embarked on our repositioning journey.

Despite solid progress with our repositioning program and reporting respectable third quarter results, we are facing the headwind of lower volumes that will affect year-over-year comparable fourth quarter results.”

Factors affecting Modine’s fourth quarter include:
•
As expected, volumes, particularly in the company’s U.S. truck business, will be down on both a year-over-year and on a sequential basis. While truck volumes will be down in fiscal 2008 all year, the company has partially offset this decline by securing new business from Freightliner that has significantly increased Modine’s share of the U.S. truck market.

•
The benefit from this market share gain will not be realized until the first quarter of fiscal 2008, as the start-up of the Freightliner business has been slow. They have, like other truck manufacturers, banked engines in anticipation of the January 1, 2007 emission law change, and have slowed their ramp-up of business to compensate.

•	The company also anticipates further restructuring actions that will affect its fourth quarter results. These actions are part of Modine’s plan to increase margins and meet its growth and ROACE goals.

Rayburn added, “I remain confident that our repositioning plan will make the company a more cost competitive, innovative and efficient technology provider to our customers and will have built a larger backlog of business.”

Conference Call and Webcast
Modine will conduct a conference call on Thursday, January, 18 at 11:00 a.m. EST (10:00 a.m. CST) to discuss additional details regarding the company’s performance for the fiscal 2007 third quarter. President and Chief Executive Officer, Dave Rayburn and Executive Vice President Finance and Chief Financial Officer, Brad Richardson will host the call. Participants should dial 800.479.9001 and international participants should dial 719.457.2618. A replay will be available through February 1, 2007 by calling 719.457.0820 or 888.203.1112. Use Passcode 9242179.

Additionally, an audio Webcast of the conference call, both live and as a replay, is accessible through the “Investor Relations” section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.

About Modine
Modine, with fiscal 2006 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 8,500 people at 34 facilities worldwide. For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, accretive acquisitions, acceleration of technology, achievement of cost reductions, expansion into niche markets, refocus in global manufacturing footprint, increased cash flow and continued financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the SEC including the factors discussed item 1A, Risk Factors, and in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

*Non-GAAP Financial Disclosures
Financial information excluding restructuring charges and tax benefits in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the restructuring and tax related items. Management analyzes the company’s business performance and trends excluding amounts related to the restructuring and tax benefits. These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition - Return on average capital employed (ROACE) The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Definition - Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
				(In thousands, except per-share amounts)

	Three months ended December 26,		Nine months ended December 26,
	2006	2005	2006	2005
Net sales	$467,927	$411,030	$1,335,832	$1,212,020
Cost of sales	388,963	330,818	1,112,261	971,750
Gross profit	78,964	80,212	223,571	240,270
Selling, general, & administrative expenses	60,202	57,498	176,274	164,702
Restructuring	846	-	3,071	-
Income from operations	17,916	22,714	44,226	75,568
Interest expense	(2,784)	(2,049)	(7,211)	(5,430)
Other income - net	4,045	2,412	6,936	5,690
Earnings from continuing operations before income taxes	19,177	23,077	43,951	75,828
Provision for (benefit from) income taxes	2,831	10,002	(1,061)	27,733
Earnings from continuing operations	16,346	13,075	45,012	48,095

Earnings from discontinued operations (net of income taxes)	-	443	-	457
Loss on spin off of discontinued operations	-	-	-	(53,625)
Cumulative effect of accounting change (net of income taxes)	-	-	70	-
Net earnings (loss)	$16,346	$13,518	$45,082	($5,073)

Earnings from continuing operations as a percent of net sales	3.5%	3.2%	3.4%	4.0%

Earnings per share of common stock -basic:
Continuing operations	$0.51	$0.39	$1.40	$1.41
Earnings from discontinued operations	-	0.01	-	0.01
Loss on spin off of discontinued operations	-	-	-	(1.57)
Cumulative effect of accounting change	-	-	-	-
Net earnings (loss) -basic	$0.51	$0.40	$1.40	($0.15)

Earnings (loss) per share of common stock -diluted:
Continuing operations	$0.51	$0.38	$1.40	$1.39
Earnings from discontinued operations	-	0.02	-	0.01
Loss on spin off of discontinued operations	-	-	-	(1.55)
Cumulative effect of accounting change	-	-	-	-
Net earnings (loss) -diluted	$0.51	$0.40	$1.40	($0.15)

Weighted average shares outstanding:
Basic	32,074	33,656	32,153	34,057
Diluted	32,158	34,140	32,245	34,517

Net cash provided by operating activities	$33,747	$47,556	$67,512	$97,548
Dividends paid per share	$0.175	$0.175	$0.525	$0.525

Comprehensive earnings (loss), which represents net earnings adjusted by the post-tax change in foreign-currency translation, minimum pension liability and the effective portion of cash flow hedges recorded in shareholders' equity, for the 3 month period ended December 26, 2006 and 2005, were
$30,217 and ($123), respectively, and for the 9 month period ended December 26, 2006 and 2005, were $70,077 and ($35,008), respectively.

Condensed consolidated balance sheets (unaudited)
		(In thousands)
	December 26, 2006	March 31, 2006
Assets
Cash and cash equivalents	$19,138	$30,798
Short term investments	2,842	-
Trade receivables - net	271,091	254,681
Inventories	116,896	90,227
Other current assets	56,521	36,489
Total current assets	466,488	412,195
Property, plant, and equipment - net	519,605	467,600
Other noncurrent assets	180,173	172,300
Total assets	$1,166,266	$1,052,095
Liabilities and shareholders' equity
Debt due within one year	$3,222	$6,108
Accounts payable	192,813	187,048
Other current liabilities	115,773	101,793
Total current liabilities	311,808	294,949
Long-term debt	184,487	151,706
Deferred income taxes	42,473	38,424
Other noncurrent liabilities	79,778	61,591
Total liabilities	618,546	546,670
Shareholders' equity	547,720	505,425
Total liabilities & shareholders' equity	$1,166,266	$1,052,095

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In thousands)
Nine months ended December 26,	2006	2005

Net earnings (loss)	$45,082	($ 5,073)
Adjustments to reconcile net earnings (loss) with cash provided by operating activities:
Depreciation and amortization	52,388	53,153
Loss on spin-off of aftermarket business	-	53,625
Other - net (a)	(9,884)	1,230
Net changes in operating assets and liabilities	(20,074)	(5,387)
Cash flows provided by operating activities	67,512	97,548

Cash flows from investing activities:
Expenditures for property, plant and equipment	(60,412)	(49,604)
Acquisitions, net of cash	(11,096)	(38,162)
Spin-off of aftermarket business	-	(6,300)
Proceeds from dispositions of assets	24	40
Other- net	2,016	379
Net cash used for investing activities	(69,468)	(93,647)

Cash flows from financing activities:
Net increase in debt	24,270	42,700
Settlement of derivative contracts	(1,887)	(1,794)
Cash proceeds from exercise of stock options	1,670	11,788
Repurchase of common stock, treasury and retirement	(13,811)	(61,314)
Cash dividends paid	(17,010)	(18,082)
Other - net	(1,882)	5,486
Net cash used for financing activities	(8,650)	(21,216)

Effect of exchange rate changes on cash	(1,054)	(4,639)

Net decrease in cash and cash equivalents	(11,660)	(21,954)

Cash and cash equivalents at beginning of the period	30,798	55,091

Cash and cash equivalents at end of the period	$19,138	$33,137

(a) Other - net for the nine months ended December 26, 2006 is primarily comprised of a $15.9 million deferred income tax benefit and a $2.9 million gain from purchase price settlement with WiniaMando, partially offset by pension expense of $6.5 million and stock-based compensation expense of $2.9 million.

Condensed segment operating results (unaudited)**
				(In thousands)

	Three months ended December 26,		Nine months ended December 26,
	2006	2005	2006	2005
Sales:
Original Equipment-Americas	$194,031	$161,568	$574,495	$499,105
Original Equipment-Asia	62,306	47,902	160,258	155,451
Original Equipment-Europe	154,442	140,866	437,297	409,599
Commercial HVAC&R	50,412	52,807	139,724	127,356
Other	11,731	9,399	31,545	24,388
Segment sales	472,922	412,542	1,343,319	1,215,899
Corporate and Administrative	1,302	819	3,698	2,386
Eliminations	(6,297)	(2,331)	(11,185)	(6,265)
Total net sales	$467,927	$411,030	$1,335,832	$1,212,020

Operating income/(loss):
Original Equipment-Americas	$12,512	$16,240	$47,714	$60,085
Original Equipment-Asia	2,330	752	(396)	2,626
Original Equipment-Europe	17,989	19,995	51,671	57,964
Commercial HVAC&R	4,317	6,709	8,199	13,139
Other	178	(2,445)	(7,132)	(9,729)
Segment operating income	$37,326	$41,251	$100,056	$124,085

** In the current year, seven months of the Brazilian acquisition results are included in the
Original Equipment-Americas segment. In the prior year, seven months of the Airedale acquisition results are included in Commercial HVAC&R segment.

Modine Manufacturing Company
Return on average capital employed (unaudited)
				(Dollars in thousands)
Trailing four quarters ended December 26,			2006	2005

Net earnings			$46,148	$63,407
Plus interest expense net of tax benefit at total company effective tax rate			7,105	4,814
Net return			$53,253	$68,221

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)			$693,676	$739,548

Return on average capital employed			7.7%	9.2%

Interest expense			$9,028	$7,383
Total company effective tax rate***			21.3%	34.8%
Tax benefit			1,923	2,569
Interest expense, net of tax benefit			$7,105	$4,814

*** Excludes $3.6 million benefit from Brazil NOL realization and $8.0 million benefit from Taiwan worthless stock deduction as the actual rate for fiscal 2007 is affected by these non-recurring deductions.

Earnings before interest, taxes, depreciation and amortization (EBITDA) (unaudited)
(Dollars in thousands)
	Three months ended December 26,		Nine months ended December 26,
	2006	2005	2006	2005
Net earnings (loss)	$16,346	$13,518	$45,082	($5,073)
Provision for (benfit from) income taxes (a)	2,831	10,002	(1,016)	27,733
Interest expense	2,784	2,049	7,211	5,430
Discontinued operations (b)	-	(443)	-	(457)
Loss on spin off of discontinued operations (b)	-	-	-	53,625
Depreciation and amortization (c)	17,423	17,008	52,388	51,559
EBITDA	$39,384	$42,134	$103,665	$132,817

(a) Provision for income taxes for the nine months ended December 26, 2006 includes $45 of taxes related to the cumulative effect of accounting change.
(b) The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(c) Depreciation and amortization of $1,594 for the nine months ended December 26, 2005, related to discontinued operations and were excluded from the depreciation and amortization as presented.